                                                                    Exhibit 12.1

                 Statement Setting Forth Detail for Computation
                     of Ratio of Earnings to Fixed Charges

                                                                 Historical
                                                              ----------------   Pro Forma
                                                               2000  1999 1998      2000
                                                              ------ ---- ----   ---------
Income (loss) from continuing operations before income
 taxes...................................................   A $   35 $122 $109    $ 45.2
Fixed Charges:
  Interest expense, gross................................        8.7    0    0      69.7
  Portion of rentals representative of interest..........        1.2    0    0       1.2
  Amortization of debt issuance costs and discount.......        0.3    0    0       2.4
                                                              ------ ---- ----   ---------
Total fixed charges......................................   B $10.20 $  0 $  0    $ 73.3
Earnings (A+B)...........................................   C $45.20 $122 $109    $118.5
Ratio of earnings to fixed charges (C/B).................        4.4  N/A  N/A       1.6
                                                              ====== ==== ====   =========